Exhibit 10.12

SEAPORT THERAPEUTICS, INC.

6 Tide Street, Suite 400

Boston, Massachusetts 02210

June 11, 2024

Antony Loebel

Dear Tony:

On behalf of Seaport Therapeutics, Inc. (“Seaport” or the “Company”), I am pleased to set forth the terms of your employment with the Company.

1. Position. During your employment with the Company, you will serve as Chief Medical Officer and President of Clinical Development of Seaport and report to the Chief Executive Officer of Seaport. You will be employed on an at-will basis, which means that you may resign and the Company may terminate your employment at any time for any reason or for no reason, subject to Section 6 below. You will commence employment in this capacity on July 18, 2024 (the “Start Date”). You agree to devote your entire business time, attention, skills and best efforts to the performance of your duties hereunder following the Start Date and agree that you will not, following the Start Date and for the duration of your employment hereunder, without the approval of the Chief Executive Officer, be employed by or otherwise engaged in any other business activity requiring any of your business time; provided that, notwithstanding the foregoing (i) you may serve on the board of directors or in other advisory capacities for for-profit companies that do not compete with Seaport, subject to the prior approval of the Chief Executive Officer, (ii) you may provide services to charitable, community or nonprofit organizations without approval of the Chief Executive Officer, and (iii) you may continue to perform the obligations and responsibilities in connection with those activities set forth on Exhibit A hereto without further approval by the Chief Executive Officer; provided further that in all cases under clauses (i), (ii) and (iii) you do not compete with Seaport and such activities do not otherwise interfere with your performance of your duties hereunder or breach the terms of any agreement between you and Seaport. You will principally be working remotely, with travel to the Company’s headquarters in Boston, Massachusetts on an as needed basis as requested by the Company with a minimum expectation of eight (8) days per month. You may also be required to travel to other locations as may be reasonably required in connection with the performance of your duties.

2. Compensation.

A. Salary. During your employment, the Company will pay you a base salary (the “Base Salary”) at the rate of $18,750 per regular semi-monthly pay period (annualized rate of $450,000 per year), payable in accordance with the regular payroll practices of the Company and subject to applicable deductions and withholdings. This salary will be reviewed annually for merit increases as determined by the Board of Directors of Seaport (the “Board”) in its sole and absolute discretion.

B. Performance Bonus. Beginning with the 2024 calendar year and for each calendar year thereafter during which you are employed by the Company, you will be eligible to receive, in the sole discretion of the Board, an annual performance bonus based on your performance and Seaport’s performance against annually established goals and objectives (as determined by the Board or a committee thereof), with the bonus targeted at 35% of your Base Salary (the “Target Bonus”) for achievement of “target” goals and objectives. Any bonus would be prorated for the 2024 calendar year based on the Start Date. Except as specified in Section 6, below, no annual bonus will be paid if, on or before the payment date, (i) you have given Seaport notice of your intention to terminate your employment with Seaport other than for Good Reason (as defined below) or (ii) you are no longer employed by the Company. Any performance bonus is entirely discretionary in nature.

C. Equity. Subject to Board approval, Seaport shall grant you under the Company’s 2024 Equity Incentive Plan (the “Plan”) stock options to purchase a total of 1,693,760 shares of the Company’s common stock, (the “Options”). The Options shall vest and become exercisable as to 25% of the underlying shares on the first anniversary of the Start Date (the “Cliff Vesting Date”) and with respect to the balance of the underlying shares in equal monthly installments over thirty six (36) months thereafter, shall have an exercise price equal to the fair market value of Seaport’s common stock on the date of grant as determined by the Board and shall be subject to the provisions set forth in the Plan and Seaport’s Form of Stock Option Agreement to which you will become a party. In addition, upon your request, the Company will add an “early exercise” provision to any options granted to you, so that you may exercise the options prior to vesting and receive stock subject to a restricted stock agreement providing the vesting schedule applicable to the options.

3. Expense Reimbursement. In accordance with the Company’s policies and procedures, you will be entitled to reimbursement of all reasonable and properly documented expenses incurred by you in the performance of your duties that are approved by Seaport. For the avoidance of doubt, the Company agrees that it will reimburse business-class or economy-class travel (e.g., plane or train) at your discretion. The Company shall reimburse you for your reasonable expenses associated with your travel to the Company’s offices, , in accordance with the policies and procedures then in effect and established by the Company for reimbursement of expenses. The Company will also reimburse you up to $5,000.00 in legal fees that you incur in connection with your review and negotiation of this offer letter and related agreements. Any reimbursement hereunder may be subject to applicable tax-related deductions and withholdings.

4. Benefits. During your employment with the Company, you will be entitled to the benefits of such group medical, dental, disability and retirement benefits, if any, as the Company or its designee, which at the Start Date may be PureTech Management, Inc., shall make generally available from time to time to employees providing services to Seaport (the “Benefits”), provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The Benefits made available to you, and the rules, terms and conditions for participation in such benefit plans, may be changed at any time without advance notice in the discretion of the Company.

5. Vacation. In addition to holidays on which the Company’s offices are closed, you will be entitled to twenty (20) days paid vacation or sick leave each calendar year during your employment, accruing ratably each month. A maximum of five (5) days of unused vacation may be carried forward from year to year; provided that in no event may any vacation days be carried forward for more than one year.

6. Termination of Employment.

A. Notice Upon Termination of Employment; Final Pay. You shall provide the Company with sixty (60) days prior written notice of any election by you to terminate your employment with the Company other than in the case of a termination for Good Reason for which you shall be required to comply with the Good Reason Process as defined below; provided, however, that the Company may, in its sole discretion, require that you cease reporting to and/or performing work, and/or may disable your access to any Company systems, during such notice period. In the event your employment with the Company terminates for any reason, the Company shall reimburse you for any reimbursable expenses you incur through the date of termination, and provide you with all amounts, equity awards and/or benefits due to you through the date of termination under this Agreement or under applicable law, including any Base Salary, approved but unpaid bonus pay, or vacation days accrued but unpaid as of the date of termination (the “Accrued Benefits”).

B. Severance Benefits Following a Non-Change in Control Qualifying Termination. In addition to the Accrued Benefits, if your employment is terminated by the Company without Cause (as defined below) or by you with Good Reason (as defined below) (each, a “Qualifying Termination”) prior to, or more than twelve (12) months following, a Change in Control (as defined below), and contingent upon your execution and delivery to the Company within thirty (30) days of such termination a general release (the “Release”) reasonably satisfactory to the Company releasing Seaport, its officers, agents, stockholders and any affiliates of Seaport from any and all liability for any matter other than your rights to indemnity as an officer of the Company or the Accrued Benefits or other non-waivable rights, and such Release becoming effective no later than seven days after your execution thereof (the “Release Condition”), you shall receive the following severance payments and benefits:

(1). the Company shall continue to pay to you, for a period of (a) six (6) months (if such termination occurs on or prior to the first anniversary of the Start Date) and (b) twelve (12) months (if such termination occurs after the first anniversary of the Start Date) (such applicable period, the “Non-CIC Severance Period”), your Base Salary then in effect, consistent with the Company’s normal payroll schedule, with such first payment thereof payable on the first regular payroll date of the Company that is at least seven days after the effective date of the Release (with such first installment including any installment payments that would have otherwise been made prior to such date).

(2). provided you are eligible for and timely elect to continue receiving group medical insurance pursuant to the “COBRA” law, the Company shall continue to pay the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage until the earlier of (i) the last day of the Non-CIC Severance Period, or (ii) the date on which you become eligible for substantially similar healthcare insurance benefits with a subsequent employer. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay such COBRA premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings, for the remainder of the Non-CIC Severance Period.

(3). You will remain eligible to receive an annual performance bonus under Section 2(B) for the calendar year in which the Qualifying Termination occurs based on your performance and the Company’s performance against annually established goals and objectives, as determined in the manner set forth in Section 2(B) and pro rated based on the number of months you were employed by the Company during such year. Any such bonus would be paid to you in one lump sum at the time the annual performance bonus for such year is paid to the executives of the Company.

(4). If the Qualifying Termination occurs after the first anniversary of the Start Date and on or prior to the second anniversary of the Start Date, the vesting of the Options shall be accelerated such that as of the effective date of the Release you will vest in such number of shares that would have vested on the date six (6) months after the date of the Qualifying Termination had you remained employed by the Company on such date. If the Qualifying Termination occurs after the second anniversary of the Start Date, the vesting of the Options shall be accelerated such that as of the effective date of the Release you will vest in such number of shares that would have vested on the date nine (9) months after the date of the Qualifying Termination had you remained employed by the Company on such date.

C. Severance Benefits Following a Change in Control Qualifying Termination. In addition to the Accrued Benefits, if a Qualifying Termination occurs on or within twelve (12) months following, a Change in Control, and contingent upon your satisfaction of the Release Condition, you shall receive the following severance payments and benefits:

(1). the Company shall continue to pay to you, for a period of twelve (12) months (the “CIC Severance Period”), your Base Salary then in effect, consistent with the Company’s normal payroll schedule, with such first payment thereof payable on the first regular payroll date of the Company that is at least seven days after the effective date of the Release (with such first installment including any installment payments that would have otherwise been made prior to such date).

(2). provided you are eligible for and timely elect to continue receiving group medical insurance pursuant to the “COBRA” law, the Company shall continue to pay the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage until the earlier of (i) the last day of the CIC Severance Period, or (ii) the date on which you become eligible for substantially similar healthcare insurance benefits with a subsequent employer. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay such COBRA premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings, for the remainder of the CIC Severance Period.

(3). the Company will pay to you an amount equal to your Target Bonus for the calendar year in which the Qualifying Termination occurs. Such bonus would be paid to you in one lump sum on the first regular payroll date of the Company that is at least seven days after the effective date of the Release.

(4). the vesting of the Options shall be accelerated, such that all shares subject to such Options shall vest and become fully exercisable or non-forfeitable as of the effective date of the Release.

D. Definitions.

For purposes hereof, “Cause” shall mean the good faith determination of the Board that any one or more of the following events has occurred to you: (i) conviction of any felony, (ii) deliberate neglect of, willful misconduct in connection with the performance of, or refusal to perform duties reasonably assigned to you pursuant to the terms hereof, if, within thirty (30) days after being notified in writing by the Chief Executive Officer of the conduct constituting Cause under this clause, you fail to cure such conduct (if such conduct is curable), (iii) breach of any of the provisions of this Agreement or the Related Agreements (as defined below) if within thirty (30) days after being notified in writing by the Chief Executive Officer of the breach and such breach is not cured (if such breach is curable) or (iv) any fraudulent or grossly negligent conduct, any action in bad faith, or willful misconduct, excluding conduct subject to clause (ii), that is otherwise materially detrimental to the reputation, goodwill or best interests of the Company.

For purposes hereof, “Good Reason” shall mean one of the following conditions after Good Reason Process (as defined below): (i) a breach of this Agreement by the Company in any material respect, (ii) a material adverse change in your duties, authority, title or position or responsibilities, (iii) a material reduction in your Base Salary or material reduction in bonus opportunity, (iv) a change in your reporting relationship resulting in you no longer reporting directly to the Company’s Chief Executive Officer except with respect to a change in reporting relationship in connection with a Change in Control, or (v) a relocation of your principal place of employment that increases your one-way commute by more than thirty-five (35) miles. “Good Reason Process” means that: (a) you have reasonably determined in good faith that a “Good Reason” condition has occurred, (b) within ninety (90) days of becoming aware of the first occurrence of such condition, you have notified the Company in writing of the first occurrence of the Good Reason condition and your right to terminate your employment for Good Reason if such condition is not cured, (c) you have cooperated in good faith with the Company’s efforts, for a period of thirty (30) days following such notice (the “Cure Period”), to remedy the condition (to the extent capable of being cured or remedied), (d) notwithstanding such efforts, the Good Reason condition continues to exist, and (e) you terminate your employment within sixty (60) days after the end of the Cure Period (or, if no Cure Period applies, the date on which you gave notice to the Company of the occurrence of such Good Reason) by providing written notice to the Company of the termination of your employment during such sixty (60) day period, which termination shall be effective upon the date specified in your notice of termination. If the Company cures the Good Reason condition during the Cure Period (if applicable), Good Reason shall be deemed not to have occurred.

For purposes hereof, “Change in Control” shall mean the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 50% (determined on an as-converted basis) of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction); provided, however that the issuance and sale of securities of the Company for bona fide financing purposes shall not constitute a Change in Control and provided further that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation Sections 1.409A-3(i)(5)(v), (vi) and (vii).

E. Termination Due to Death or Disability. In the event of your death or permanent disability (as defined below) while you are employed by the Company, your employment hereunder shall immediately and automatically terminate and the Company shall provide to you or your personal representative or designated beneficiary or, if no beneficiary has been designated by you, to your estate, the Accrued Benefits. For purposes of this Agreement, “permanent disability” shall mean your inability, due to physical or mental illness or disease, to perform the functions then performed by you for one hundred eighty (180) consecutive days, accompanied by the likelihood, in the opinion of a physician chosen by the Company and reasonably acceptable to you, that you will be unable to perform such functions within the reasonably foreseeable future; provided that the foregoing definition shall not include a disability for which the Company is required to provide reasonable accommodation pursuant to the Americans with Disabilities Act or other similar statute or regulation.

Except as set forth in this Section 6, nothing in this Agreement shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company. Unless otherwise determined by the Board, upon termination of your employment with the Company for any reason, you shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries, as of the date of termination.

7. Related Agreements. As a condition of your employment with the Company, you are required to execute on the date hereof a Nonsolicitation Agreement and an Invention and Non-Disclosure Agreement (the “Related Agreements”).

8. Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation or benefits paid to you pursuant to this Agreement or any other agreement or arrangement with the Company which is required to be recovered under any applicable law, government regulation, stock exchange listing requirement or Company policy to which you are subject, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement or Company policy.

9. Conflicts. You hereby represent that, except as disclosed to the Company prior to your Start Date, you are not subject to any agreement, understanding or other duty that would restrict or hinder the performance of your duties as an employee of the Company providing services to the Company, including, but not limited to any noncompetition, nonsolicitation of employee or nonsolicitation of customer agreement or understanding.

10. Section 409A Matters. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Code and this Agreement will be construed to the greatest extent possible as consistent with such intent, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A of the Code. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. To the extent that any payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Section 409A of the Code and are payable upon your “termination of employment” such payments and benefits shall not be paid or commence to be paid until your “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”). Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. To the extent that the payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Section 409A of the Code, if the period during which you may deliver the release referenced in Section 6.A., above spans two calendar years, the payment of your severance shall commence on the later of (a) the first day of the second calendar year, or (b) the first regularly-scheduled payroll date that is at least seven days after the Separation Agreement becomes effective.

11. Indemnification. You will be indemnified by the Company as permitted by Delaware law and set forth in the Company’s Certificate of Incorporation and, as an officer of the Company, shall be covered in the same manner as the Company’s other officers under the Company’s directors’ and officers’ liability insurance as in effect from time to time.

12. Miscellaneous. This Agreement shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the at will nature of your employment, under which, subject to Section 6, both you and the Company remain free to terminate the employment relationship, with or without Cause, at any time, with or without notice. This Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts (without giving effect to any conflicts or choice of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction). You and the Company each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement. The terms and conditions of your proposed employment with the Company in this Agreement supersede any and all prior written and verbal discussions or agreements concerning conditions of employment. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Any provision hereof requiring written consent, confirmation, or other similar communication may be satisfied through electronic communication, including the use of electronic signatures for execution of this Agreement. This Agreement shall be binding upon and inure to the benefit of you and the Company and each of your and the Company’s respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that your obligations are personal and shall not be assigned by you.

Very truly yours,

SEAPORT THERAPEUTICS, INC.		ACKNOWLEDGED AND AGREED:

By:	/s/ Daphne Zohar	/s/ Antony Loebel
Name: Daphne Zohar		Antony Loebel
Title: Chief Executive Officer

Exhibit A – Engagements to For Profit Entities

•	Scientific Advisory Committee member to Marathon Asset Management (MAM)